Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS RESULTS FOR QUARTER ENDED APRIL 30, 2008

–   Sales increase of 18%

–   EPS of $0.12 (including costs of $0.03 related to the resignation of former President)

LITTLE FALLS, New Jersey (June 5, 2008) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported income from continuing operations of $2,001,000, or $0.12 per diluted share, on an 18% increase in sales to $64,178,000 for the third quarter ended April 30, 2008.  The results for the third quarter included costs of approximately $720,000, or $0.03 per diluted share, related to the resignation of the former President. This compares with income from continuing operations of $2,230,000, or $0.14 per diluted share, on sales of $54,412,000 for the third quarter ended April 30, 2007.  For the nine months ended April 30, 2008, the Company reported income from continuing operations of $6,097,000, or $0.37 per diluted share (including costs of $0.03 related to the resignation of the former President), on an 18% increase in sales to $185,093,000.  This compares with income from continuing operations of $6,205,000, or $0.39 per diluted share, on sales of $156,531,000 for the nine months ended April 30, 2007.

According to Andrew Krakauer, Cantel’s President, “We were pleased with our revenue growth in the third quarter, as well as in the first nine months of 2008.  Excluding costs related to the resignation of our former President, Cantel’s earnings performance for the third quarter was one of the best in the past three years. We had a strong performance in the renal business and significantly improved results in the endoscope reprocessing segment. In our healthcare disposables and water purification segments, despite increases in sales, operating income in the third quarter declined due to a number of factors including sales and marketing investments and lower gross margins due to increased raw material and other costs. We are addressing gross margin issues throughout Cantel with several programs including initiation of price increases.  In addition, we are optimistic as we go forward that Cantel will realize the benefits of ongoing efforts to reduce operating and overhead costs, as well as lower interest costs.”

The Company further reported that its balance sheet at April 30, 2008 included current assets of $87,304,000, including cash of $19,310,000, a current ratio of 2.55:1, a ratio of funded debt to equity of .38:1, debt of $63,800,000 and stockholders’ equity of $166,775,000.  Krakauer added, “Cantel continues to be a strong cash generator and during the third quarter the Company reduced its net debt position by 15% or over $8 million.”

Cantel Medical Corp. is a leading provider of infection prevention and control products in the healthcare market. Our products include specialized medical device reprocessing systems for renal dialysis and endoscopy, dialysate concentrates and other dialysis supplies, disposable infection control products primarily for the dental industry, water purification equipment, sterilants, disinfectants and cleaners, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the third quarter ended April 30, 2008 on Thursday, June 5, 2008 at 11:00 AM Eastern time. To participate in the conference call, dial 1-877-407-8035 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, June 5 at 2:00 PM through midnight on June 6, by dialing 1-877-660-6853 and using passcode #286 and conference ID #287083. The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=130277.  A replay of the webcast will be available on Vcall for 30 days.

                For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

2

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

Net sales	$64,178	$54,412	$185,093	$156,531

Cost of sales	41,897	34,203	120,120	98,632

Gross profit	22,281	20,209	64,973	57,899

Expenses:
Selling	7,190	5,958	20,815	17,397
General and administrative	9,923	8,530	27,847	24,126
Research and development	928	1,175	2,879	3,563
Total operating expenses	18,041	15,663	51,541	45,086

Income from continuing operations before interest and income taxes	4,240	4,546	13,432	12,813

Interest expense	1,185	859	3,662	2,381
Interest income	(97)	(156)	(394)	(606)

Income from continuing operations before income taxes	3,152	3,843	10,164	11,038

Income taxes	1,151	1,613	4,067	4,833

Income from continuing operations	2,001	2,230	6,097	6,205

Income from discontinued operations, net of tax	—	18	—	281

Net income	$2,001	$2,248	$6,097	$6,486

Earnings per common share - diluted
Continuing operations	$0.12	$0.14	$0.37	$0.39
Discontinued operations	—	—	—	0.01
Net income	$0.12	$0.14	$0.37	$0.40

Weighted average shares - diluted	16,349	16,195	16,355	16,064

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	April 30,	July 31,
	2008	2007
Assets
Current assets	$87,304	$76,731
Property and equipment, net	38,089	38,577
Intangible assets	43,627	44,615
Goodwill	109,485	102,073
Other assets	1,470	1,675
	$279,975	$263,671

Liabilities and stockholders’ equity
Current portion of long-term debt	$7,500	$6,000
Other current liabilities	26,783	29,971
Long-term debt	56,300	51,000
Other long-term liabilities	22,617	21,630
Stockholders’ equity	166,775	155,070
	$279,975	$263,671

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three and nine months ended April 30, 2008 and 2007, respectively, is as follows (in thousands):

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2008	2007	2008	2007

Net income	$2,001	$2,248	$6,097	$6,486
Income from discontinued operations, net of tax	—	(18)	—	(281)

Income from continuing operations	2,001	2,230	6,097	6,205

Income taxes	1,151	1,613	4,067	4,833
Interest expense	1,185	859	3,662	2,381
Interest income	(97)	(156)	(394)	(606)
Depreciation	1,515	1,336	4,490	3,853
Amortization	1,438	1,210	4,297	3,509
Loss (gain) on disposal of fixed assets	31	(5)	80	4

EBITDA	7,224	7,087	22,299	20,179

Stock-based compensation expense	489	492	1,483	907

EBITDAS	$7,713	$7,579	$23,782	$21,086

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income from continuing operations before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment has on the Company’s net income. In particular, the acquisitions completed during our fiscal 2007 and the three months ended October 31, 2007 has resulted in a significant increase in amortization of intangible assets that reduced the Company’s net income during the three and nine months ended April 30, 2008, as compared with the three and nine months ended April 30, 2007. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense, which increase in interest expense for the periods presented primarily related to borrowings for recent acquisitions, and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.